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                        INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Vari-Lite International, Inc. on Form S-8 of our report dated December 12, 2000 (December 29, 2000 as to the fourth paragraph of Notes E and Q), appearing in the Annual Report on Form 10-K of Vari-Lite International, Inc. for the year ended September 30, 2000.


/s/  Deloitte & Touche LLP

Dallas, Texas
August 15, 2001